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EXHIBIT 99.1

Regal Entertainment Group Declares Extraordinary
Cash Dividend of $5.05 per Share

        Knoxville, Tennessee—June 11, 2003—Regal Entertainment Group (NYSE: RGC), a leading motion picture exhibitor owning and operating the largest theatre circuit in the United States under the Regal Cinemas, United Artists Theatres, Edwards Theatres and Hoyts Cinemas brands and its media company, Regal CineMedia, today announced an extraordinary cash dividend of $5.05 per share of Class A and Class B common stock.

        Regal's Board of Directors has declared an extraordinary cash dividend of $5.05 per Class A and Class B common share, payable on July 1, 2003, to stockholders of record on June 20, 2003. Given the magnitude of the cash dividend, the NYSE has advised us that they will defer the ex-dividend date to one day following the payment date. Investors are encouraged to consult their financial advisors regarding the specific implications of the expected deferral of the ex-dividend date.

        The extraordinary dividend will be subject to tax as determined under United States federal income tax principles, which is dependent on the amount of the Company's current and accumulated earnings and profits at the end of fiscal 2003. Regal currently projects that such accumulated earnings and profits will be in the range of $200 million to $275 million, before the consideration of the extraordinary dividend or the Company's regular quarterly dividends paid in 2003. Shareholders are encouraged to consult with their tax advisor regarding the appropriate tax treatment of the dividend.

        "Regal is pleased to announce an extraordinary dividend of $5.05 per share of Class A and Class B common stock," stated Mike Campbell, CEO of Regal Entertainment Group's theatre operations and Co-CEO of Regal Entertainment Group. "Assuming that Regal will have approximately 141.5 million shares of Class A and Class B common stock outstanding on the dividend record date, which reflects, among other things, the recent exercise of all of our outstanding warrants, the total payout to stockholders will be approximately $715 million," Campbell continued. "Management is particularly proud of the fact that we can provide healthy returns to our stockholders while maintaining a prudent balance sheet supported by industry-leading operations producing significant levels of free cash flow," Campbell stated.

Forward-looking Statements:

        This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included herein may constitute forward-looking statements. Forward looking statements included in this press release (including, but not limited to, the Company's estimates of fiscal 2003 accumulated earnings and profits) are based upon information available to the Company as of today. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from the Company's expectations include the Company's results of operations for the remainder of fiscal 2003 and other factors disclosed in the risk factors contained in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 26, 2003. All forward-looking statements are expressly qualified in their entirety by such factors.

About Regal Entertainment Group

        Regal Entertainment Group (NYSE: RGC) is the largest motion picture exhibitor in the world. The Company's theatre circuit, comprising Regal Cinemas, United Artists Theatres, Edwards Theatres, and Hoyts Cinemas operates 6,159 screens in 567 locations in 39 states. Regal operates approximately 17% of all screens in the United States including theatres in 42 of the top 50 U.S. Designated Market Areas and growing suburban markets. We believe that the size, reach and quality of the Company's theatre circuit not only provide its patrons with a convenient and enjoyable movie-going experience, but is also a platform to realize economies of scale in theatre operations and, through Regal CineMedia, develop new sources of revenue and cash flow by utilizing Regal's existing asset base.

        Regal CineMedia is a wholly owned subsidiary of Regal Entertainment Group focusing on the expansion and development of advertising and new uses for Regal's theatre assets, while at the same time enhancing the movie-going experience. The Regal CineMedia marketing, sales and advertising group develops in-theatre advertising and promotions and digital out-of-home advertising via video screens in fast service restaurants. Regal CineMedia operates other divisions that focus on meetings and special productions in a theatre environment, including the presentation of live sports and entertainment events, as well as the sale of group tickets and gift certificates.

        Additional information is available on the Company's Web site at www.REGmovies.com or www.regalcinemedia.com

# # #

Financial Contact:	Media Contacts:
Don De Laria	Dick Westerling	Lauren Leff
Regal Entertainment Group	Regal Entertainment Group	Regal CineMedia Corporation
Vice President—Investor Relations	Senior Vice President—Marketing	Vice President, Communications
865-925-9685	865-925-9539	212-931-8107
don.delaria@REGmovies.com	dick.westerling@REGmovies.com	lauren.leff@regalcinemedia.com

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  EXHIBIT 99.1